Exhibit 99.1
News
For Release
Aug. 20, 2007
GMAC Financial Services Names Al de Molina to
Newly Created Position of Chief Operating Officer
NEW YORK — GMAC Financial Services today announced that Alvaro G. de Molina has been named GMAC chief operating officer, effective immediately. In this newly created role, de Molina will be responsible for GMAC’s real estate finance and commercial finance businesses, and for all of GMAC’s global finance and risk functions. He will report to GMAC Chief Executive Officer Eric Feldstein.
“Al brings strong leadership and expertise in the financial services arena,” said Feldstein. “His extensive experience will be a valuable asset to the company as we focus on continued profitable growth of our auto finance, insurance and commercial finance businesses, while striving to turn around our real estate finance operations in this challenging market environment.”
De Molina will join the GMAC Executive Committee and will become a member of the boards of GMAC ResCap, GMAC Commercial Finance and GMAC Bank (subject to normal corporate and regulatory approvals).
Reporting to de Molina will be Jim Jones, GMAC executive vice president and president of Residential Capital LLC (ResCap); Bill Hall, president of GMAC Commercial Finance LLC; and Sanjiv Khattri, GMAC executive vice president and chief financial officer of GMAC and ResCap. There will be no change in the reporting relationship of the global automotive finance and insurance business units, which will continue to be led by GMAC president Bill Muir who will continue to report directly to Feldstein.
Other members of the GMAC leadership team who continue to report directly to Feldstein include: William Solomon, general counsel; Cherri Musser, chief information technology officer; Glenn Gienko, chief human resource officer; and Toni Simonetti, chief communications officer.
“In his role as chief operating officer, Al will add significant strength to the existing GMAC leadership team,” said Feldstein. “He will be instrumental in driving GMAC’s operating strategies and key growth initiatives, and will help to ensure their successful execution.”
About Alvaro G. de Molina
De Molina, 50, joined Cerberus Capital Management in June of this year following a 17-year career at Bank of America (BofA), most recently serving as its chief financial officer. During his tenure at BofA, de Molina also served as chief executive officer of Banc of America Securities, president of global capital markets and investment banking, and corporate treasurer. Previously, he also served in key roles at J.P. Morgan and PriceWaterhouse. He holds a bachelor’s of science degree in accounting from Fairleigh Dickinson University, and a master’s degree in business administration from Rutgers Business School.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and other commercial businesses. GMAC was established in 1919 and currently employs about 31,000 people worldwide. At Dec. 31, 2006, GMAC held more than $287 billion in assets and earned net income for 2006 of $2.1 billion on net revenue of $18.2 billion. For more information, go to www.gmacfs.com.
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Contacts:	Toni Simonetti	Gina Proia
	917-369-2360	917-369-2364
	toni.simonetti@gmacfs.com	gina.proia@gmacfs.com